                                                                 Exhibit (e)(15)



                                   VERIO INC.
                       8005 S. Chester Street, Suite 200
                           Englewood, Colorado 80112


                                 July 17, 2000


NTT Communications Corporation
1-1-6, Uchisaiwai-cho
Chiyoda-ku, Tokyo 100-8019
Japan


     Re:  Note Purchase Tender Offer Facility
          -----------------------------------

Ladies and Gentlemen:

          At the request of NTT Communications Corporation, a limited liability joint stock company incorporated under the laws of Japan ("NTTC"), made in accordance with the Agreement and Plan of Merger dated as of May 7, 2000 (the "Merger Agreement") among NTTC, Verio Inc., a Delaware corporation (the "Company"), and Chaser Acquisition, Inc., a Delaware corporation and indirect wholly-owned subsidiary of NTTC ("Chaser"), the Company intends to offer to purchase for cash (the "Note Tender Offer") any and all of its outstanding 13 1/2% Senior Notes due 2004, 10 3/8% Senior Notes due 2005, 11 1/4% Senior Notes due 2008, and 10 5/8% Senior Notes due 2009 (collectively, the "Notes"). The Note Tender Offer will be made substantially in accordance with, and subject to the terms and conditions described in, the Company's Offer to Purchase and Consent Solicitation Statement (draft dated July 17, 2000) with respect to the Note Tender Offer (the "Offer Statement").

          The Note Tender Offer is being made in connection with the acquisition of the Company by Chaser pursuant to a tender offer by Chaser for certain of the Company's outstanding equity securities and merger of Chaser with and into the Company (the "Merger"). As a result of such acquisition and Merger, the Company would become an indirect wholly-owned subsidiary of NTTC.

          As part of the Note Tender Offer, the Company will solicit the consent to the adoption of certain amendments to the indentures governing the Notes to eliminate certain restrictive covenants in such indentures in order to facilitate the Merger and to increase the Company's operating flexibility after the Merger. Holders of Notes who validly tender their Notes pursuant to the Note Tender Offer will be deemed to have delivered the related consent to such amendments.

Confidential
------------

          The Company has advised NTTC that in order to finance its purchase of Notes pursuant to the Note Tender Offer, the Company will require financing of up to US$1,300,000,000. The Company hereby requests NTTC to provide the Company its commitment to provide such financing.

          Accordingly, the Company requests NTTC to hereby confirm its commitment to provide a short-term bridge loan of up to US$1,300,000,000 (the "Tender Offer Facility"), which commitment is subject to the terms and conditions contained in this letter and outlined in the attached Summary of Terms and Conditions (the "Term Sheet", and, together with this letter, the "Commitment"). The Commitment is further subject to the negotiation, execution and delivery of an appropriate promissory note and/or loan agreement (the "Loan Agreement") and other definitive documents, certificates, opinions and instruments (collectively, including the Loan Agreement, the "Loan Documents") which are yet to be negotiated, which must be based upon and substantially consistent with the Term Sheet, and which must be reasonably satisfactory in all respects to both NTTC and the Company and their respective counsel. The Term Sheet is intended as an outline only and does not include all of the terms, conditions, covenants, representations, warranties, defaults and other provisions which will be contained in the Loan Documents, and the Loan Documents shall include, in addition to the provisions outlined in the Term Sheet, provisions which, in the opinion of NTTC and the Company and their respective counsel, are customary for this type of lending transaction.

          This Commitment shall become effective upon written acceptance of this letter agreement by NTTC. This Commitment may be terminated (i) by the Company at any time with prior written consent by NTTC, or (ii) by NTTC, if (a) the Note Tender Offer is withdrawn by the Company, (b) the Note Tender Offer is terminated, modified or changed in any material respect, or any conditions to the Note Tender Offer as set forth in the Offer Statement are waived by the Company, in any case without the prior written consent of NTTC, or (c) the Merger Agreement is terminated in accordance with its terms.

          The agreements of NTTC under this Commitment are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. NTTC shall not be liable under this Commitment or the Loan Documents or in respect of any act, omission or event relating to the transactions contemplated thereby, on any theory of liability, for any special, indirect, consequential or punitive damages. IF THIS COMMITMENT BECOMES THE SUBJECT OF A DISPUTE, EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY. This Commitment shall be governed by and construed in accordance with the laws of Japan. Any dispute between the Company and NTTC with respect to this Commitment shall be resolved exclusively by the Courts of Japan.

                                    * * * *

Confidential
------------

          Please indicate NTTC's acceptance of and agreement to the foregoing by signing the enclosed copy of this Commitment and returning it to the Company.



                                           Very truly yours,

                                           VERIO INC.



                                           By:  /s/  Peter B. Fritzinger
                                                ------------------------
                                           Title:  CFO
                                                   ---
                                           Date:   7.17.00
                                                   -------


Accepted and Agreed to:

NTT COMMUNICATIONS CORPORATION


By:  /s/  Yoshimoto Miyahara
     -----------------------
        Yoshimoto Miyahara
Title:  Vice President
        Executive Manager
        Accounts and Finance Department

Date:
      ----------------------

Confidential
------------

                        Summary of Terms and Conditions
                        -------------------------------


Borrower:               Verio Inc., a Delaware corporation.

Lender:                 NTT Communications Corporation.

Facility Amount:        Maximum US$1,300,000,000.

Maturity Date:          31 March, 2001.

Purpose of Tender
Offer Facility:         Exit Tender Offer of Senior Notes.

Interest Rate:          LIBOR (Telerate 3750) plus 0.325% per annum.
                        Interest payable under this Loan will be calculated on the basis of actual number of days elapsed in a year of 360 days.

Interest Period:        Interest Period of 1, 2 or 3 months shall be determined
                        by the Lender.

Payment:                The loan shall be paid in full on the Maturity Date.

Prepayment:             The Borrower shall pay to the Lender the replacement
                        cost if the repayment is made other than on the last day of the Interest Period. The replacement cost shall be calculated at the rate by which the interest rate applicable to the relevant Interest Period exceeds BBA
                        Libor minus 0.0625% with respect to the remaining period of such Interest Period. BBA Libor used for the calculation is, if the remaining period after the prepayment is 1 or 2 months, the BBA Libor corresponding to such period; if such period is less than 1 month, the interpolated average of Fed Fund Rate and BBA Libor for 1 month; if more than 1 month and less than 2 months, the interpolated average of BBA Libor for 1 month and BBA Libor for 2 months; if more than 2 months and less than 3 months, the weighted average of BBA Libor for 2 months and BBA Libor for 3 months.

Conditions To
Borrowing:              All borrowings under the Tender Offer Facility will be
                        subject to satisfaction of the following conditions:

                        1. Chaser shall have consummated the Equity Tender
                           Offer.

                        2. All other terms and conditions of the Note Tender
                           Offer shall have been satisfied in accordance with the

                           Commitment Letter and the Offer Statement, including each of the General Conditions defined in the Offer Statement.

                        3. The Offer Statement shall not have been amended,
                           waived or modified as to price, consideration, conditions, termination or expiration or in any other material respect without the further written approval of the Lender.

                        4. The Loan Agreement and other Loan Documents
                           (including opinions of the Borrower's counsel), in form satisfactroy to the Lender, shall have been executed and delivered by the Company, and no event shall have occurred which is, or upon notice or passage of time would be, an event of devault thereunder.

Governing Laws:         The laws of Japan.

Jurisdiction:           Courts of Tokyo, Japan.


                                       2